Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252814

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated June 3, 2021)

HIMS & HERS HEALTH, INC.

174,516,077 Shares of Class A Common Stock

3,904,086 Warrants to Purchase Shares of Class A Common Stock

10,612,401 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated June 3, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252814). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (A) up to 174,516,077 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), consisting of (i) up to 7,500,000 shares of Class A common stock issued in a private placement pursuant to subscription agreements entered into on September 30, 2020; (ii) up to 3,773,437 shares of Class A common stock issued upon consummation of the Business Combination (as defined in the Prospectus), in exchange for our Class B ordinary shares originally issued in a private placement to Oaktree Acquisition Holdings, L.P.; (iii) up to 136,191,471 shares of Class A common stock issued to former stockholders and advisors of Hims, Inc.; (iv) up to 8,377,623 shares of Class A common stock reserved for issuance by us upon conversion of Class V common stock held by trusts affiliated with Andrew Dudum, our Chief Executive Officer; (v) up to 14,153,520 shares of restricted Class A common stock issued in connection with the Business Combination and subject to certain stock price-based vesting conditions; (vi) up to 615,940 shares of Class A common stock reserved for issuance by us upon exercise of assumed warrants to purchase Class A common stock held by former warrant holders of Hims, Inc. and (vii) up to 3,904,086 shares of Class A common stock that are issuable upon exercise of the private placement warrants and business combination warrants (each as defined in the Prospectus); and (B) up to 3,904,086 warrants.

In addition, the Prospectus and this prospectus supplement relate to the offer and sale of up to 6,708,315 shares of Class A common stock that are issuable by us upon the exercise of 6,708,315 warrants (the “public warrants”) that were previously registered by the holders thereof. Additionally, this prospectus relates to the offer and sale of (i) up to 3,012,500 shares of Class A common stock issuable by us upon exercise of 3,012,500 warrants to purchase shares of Class A common stock originally issued to the Sponsor (as defined in the Prospectus) in a private placement by the holders thereof and (ii) up to 891,586 shares of Class A common stock issuable by us upon exercise of 891,586 warrants to purchase shares of Class A common stock issued or issuable to former stockholders of Hims, Inc. by the holders thereof other than the initial holders.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “HIMS”. On September 3, 2021, the closing price of our Class A common stock was $8.21.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 13 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 7, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2021

HIMS & HERS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38986	98-1482650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2269 Chestnut Street, #523 San Francisco , California	94123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 851-0195

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	HIMS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2021, Spencer Lee informed Hims & Hers Health, Inc. (the “Company”) of his intention to resign as Chief Financial Officer (“CFO”) and Treasurer. Mr. Lee has indicated to the Company that his resignation is not the result of any dispute or disagreement with the Company’s accounting principles or practices or financial statements and disclosures.

In order to assist with a seamless transition, Mr. Lee will lead a six month transition plan and continue to support the Company until a new CFO is appointed. Mr. Lee has served as CFO of the Company since March 2019, helping it achieve several significant Company milestones, including the transition to a publicly traded company, two completed acquisitions and strong quarterly earnings for the last three quarters. The Company has initiated a search for its next CFO led by Co-Founder and Chief Executive Officer Andrew Dudum and board member and Audit Chair David Wells, former CFO of Netflix.

Item 7.01.	Regulation FD Disclosure.

The information in this Item 7.01 is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On September 7, 2021, the Company issued a press release announcing that Mr. Lee will step down as CFO and reaffirming its third quarter and full year 2021 guidance. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 7, 2021

104	Cover Page Interactive Data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIMS & HERS HEALTH, INC.

DATE: September 7, 2021	By:	/s/ Andrew Dudum
Andrew Dudum
Chief Executive Officer

Exhibit 99.1

SPENCER LEE TO STEP DOWN AS

HIMS & HERS HEALTH CHIEF FINANCIAL OFFICER

Smooth six month transition plan in place;

The search for Company’s next CFO has begun;

Company reaffirms Q3 and FY 2021 guidance

SAN FRANCISCO (September 7, 2021) - Hims & Hers Health, Inc. (“Hims & Hers”, NYSE: HIMS), the multi-specialty telehealth platform that provides modern personalized health and wellness experiences to consumers, today announced that Spencer Lee plans to step down from his role as the company’s Chief Financial Officer. Lee, who joined the company in March 2019, will lead a six month transition plan and continue to support the company until a new CFO is appointed to ensure a smooth transition. The search for a new Chief Financial Officer has begun and is being led by Co-Founder and CEO Andrew Dudum and Board Member and Audit Chair, David Wells, the former CFO of Netflix.

“It has been an honor to work at Hims & Hers, such a transformative and impactful company, during a critical period of growth,” said Lee. “Andrew and I agree that given the strong financial position of the Company and the exciting growth initiatives now kicking off, the time is right to begin the process of finding a new financial leader to guide the company in its next stage.”

“Spencer has been a valuable partner for Hims & Hers as we have achieved several significant company milestones, including our transition to a publicly traded company, two completed acquisitions and strong quarterly earnings for the last three quarters,” said Dudum. “Spencer, the leadership team and I will work closely to manage a smooth transition over the next six months as we identify a new CFO to partner in bringing our next chapter of growth and ambitious goals to life.”

This announcement follows Hims & Hers’ strong reported Q2 earnings in 2021. In 2020, full year revenue grew by 80% year-over-year. In Q1 and Q2 of 2021, quarterly revenue grew year-over-year by 74% and 69%, respectively, exceeding the company’s previous guidance for each such quarter and resulting in the company sequentially increasing its full-year revenue guidance. As of Q2, Hims & Hers has grown subscriptions year-over-year by 76% to 453,000 as it continues to focus-in on expanding core services and investing in new ones. The company also recently announced the appointment of its first Chief Growth Officer.

Hims & Hers today also reaffirmed its financial guidance for the third quarter and full year 2021, which it provided in connection with the announcement of the company’s second quarter 2021 financial results on Aug. 11, 2021.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,”

“projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our financial outlook and guidance, our expected future financial and business performance, the assumptions underlying such statements, statements about events and trends including events and trends that we believe may affect our financial condition, results of operations, short- and long-term business operations and objectives, and financial needs, our expectations regarding the success of our business model, the growth of certain of our categories, our ability to expand the scope of our offerings, and our ability to timely find a suitable new Chief Financial Officer. These statements are based on management’s current expectations, but actual results may differ materially due to various factors.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the “Risk Factors” section of our most recently filed Annual Report on Form 10-K for the year ended December 31, 2020, as amended, our most recent Quarterly Report on Form 10-Q, and our subsequent filings with the Securities and Exchange Commission (the “Commission”).

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in reports we have filed or will file with the Commission, including our annual report on Form 10-K for the year ended December 31, 2020, as amended, our most recent Quarterly Report on Form 10-Q, and our subsequent filings with the Commission. In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in such reports, those results or developments may not be indicative of results or developments in subsequent periods.

About Hims & Hers

Hims & Hers is a multi-specialty telehealth platform that connects consumers to licensed healthcare professionals, enabling them to access high-quality medical care for numerous conditions related to primary care, mental health, sexual health, dermatology, and more. Launched in November 2017, the company also offers thoughtfully created and curated health and wellness products. With products and services available across all 50 states and Washington, D.C., Hims & Hers is able to provide access to quality, convenient and affordable care for all Americans. Hims & Hers was founded by CEO Andrew Dudum, Hilary Coles, Jack Abraham and Joe Spector at venture studio Atomic in San Francisco, California. For more information about Hims & Hers, please visit forhims.com and forhers.com.